EXHIBIT 99.1

True Religion Apparel Announces Exploration of Strategic Alternatives

VERNON, Calif.—(PRNewswire)—Oct. 10, 2012— True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that after receiving indications of interest from third parties regarding a potential transaction with the Company, the Board of Directors has formed a Special Committee comprised of its non-management directors to explore and evaluate potential strategic alternatives available to the Company, including a possible sale, in order to maximize shareholder value.

No decision has been made to engage in a transaction or transactions, and there can be no assurance that any transaction or any other strategic alternative will occur or, if undertaken, the terms or timing thereof.

The Special Committee has not set a definitive timetable for completion of the strategic review process, and it does not intend to disclose or comment on developments with respect to the progress of such process until such time as the Board takes some action, if any, or otherwise deems disclosure appropriate or required.

The Special Committee has engaged Guggenheim Securities, LLC as its financial advisor, and Greenberg Traurig, LLP as its legal counsel, to assist with the strategic review process.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of June 30, 2012, the Company owned and operated 116 retail stores in the United States and 23 international stores. For more information, please visit www.truereligionbrandjeans.com.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company cautions that there has been no decision as to whether the Company will elect to pursue any of the strategic alternatives it may consider, and there can be no assurance that any such alternatives will result in changes to the Company’s business plan or a sale of the Company. Investors are also cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation: risks related to the Company’s business strategy; risks related to the Company’s ability to operate successfully in the current challenging economic environment; risks related to the Company’s efforts to strengthen its brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Source: True Religion Apparel, Inc.

Contact:

Kelly Sullivan/Matt Sherman

Joele Frank, Wilkinson Brimmer Katcher
212-355-4449